Consent of Independent Registered Public Accounting Firm

NewLake Capital Partners, Inc.
New Canaan, CT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-267894) and Form S-8 (No. 333-261608) of NewLake Capital Partners, Inc. of our report dated March 11, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Denver, Colorado

March 11, 2024